Paulson Capital Corp. Announces 2007 Year End Results

Year-Over-Year Revenues More Than Double, Rising 123%; Posts $0.78 Earnings per Share; Investor Teleconference Scheduled for Monday, March 31, 2008 Beginning at 4:15 PM ET

PORTLAND, OR -- 03/31/2008 -- Paulson Capital Corp. (NASDAQ: PLCC), parent company to Paulson Investment Company, Inc., today announced its 2007 year end results, ended December 31, 2007.

Financial Highlights for 12 Months Ended December 31, 2007 Compared 12 Months Ended December 31, 2006:

--  Total revenues climbed to $30 Million, up 123% from $13.5 million.
--  Commissions earned from securities brokerage activities increased 8.1%
    to $17 million from $15.7 million.
--  Corporate finance revenues rose 19.8% to $6 million from $5 million.
--  Investment income totaled $3.1 million, a sizable jump over investment losses of $6.4 million.
--  Trading income increased to $3.5 million from trading losses of $1.3 million.
--  Income before taxes was $7.7 million compared to a loss before taxes of $7.3 million.
--  Net income totaled $4.8 million, or $0.78 earnings per basic and diluted share, compared to a net loss of $4.9 million, or $0.79 loss per basic and diluted share.

As of December 31, 2007, the Company had $13.3 million in cash and receivables and approximately $38.7 million in total shareholders' equity. The value of the Company's trading securities, investment securities and underwriter warrants was $36.6 million. During 2007, the Company repurchased a total of 163,861 shares of its common stock under the stock repurchase program approved by the Board in September 2001.

Chester "Chet" Paulson, Chairman and CEO, stated, "We are very pleased that in 2007, we saw a return to strong profitability, driven by measured revenue growth in each of our business segments. Of particular note are the material gains we made from our trading activities during the year, coupled with strong performance of our proprietary investment accounts."

Continuing, Paulson noted, "The key to our own investment strategy is centered on taking advantage of pullbacks when they occur in the stocks of those client companies we hold in our proprietary accounts. In this regard, our overall financial results for 2007 were favorably impacted by the positive market momentum that both Ascent Solar and Converted Organics each experienced during the past year, and continue to enjoy today. Like other corporate finance clients in which we maintain stakes, when these companies' stock prices fell below their original offering prices, we viewed them as strong buying opportunities that have since delivered very nice returns on our increased investments."

2007 Operational Highlights

--  During the year, Paulson Investment Company, Inc. completed three public offerings, raising $29.7 million in gross proceeds for its corporate finance clients.  In addition, the Company also
    completed a follow-on public offering and two private placement transactions, raising an additional $18.2 million.  As of
    December 31, 2007, Paulson has acted as the managing underwriter or co-managing underwriter for 163 securities offerings -- of these, 101 were Initial Public Offerings.  In total,
    Paulson has raised approximately $1.2 billion for its clients since it first began offering corporate finance services in 1978.

--  As of the end of 2007, Paulson made a market in 48 securities of 34 issuers.  Of these, 18 were companies for which Paulson has acted as managing or co-managing underwriter of related public offerings.

--  The Company had 95 brokers as of December 31, 2007, up from 88 at the end of 2006.  Presently, Paulson has 74 full-time employees and 63 independent contractors engaged in brokerage activities; and currently operates three corporate managed offices based in Portland and Salem,
    Oregon and in New York City.  In addition, the Company has 38 branch offices in California, Colorado, Florida, Georgia, New Jersey,
    New York, North Carolina, Oklahoma, Oregon, Utah and Washington.

--  In September 2007, Paulson expanded its Board of Directors with the appointment of Dr. Denis Burger as an independent member, and with the appointment of Charles L. F. Paulson in December.

    --  Dr. Burger retired in March 2007 after serving as Chairman and CEO of AVI BioPharma (NASDAQ: AVII) for more than 11 years.  AVI is a noted pioneer in the emerging field of gene-therapy, referred to as
        'antisense,' and currently has drugs in late stage development for applications in both cancer and cardiovascular disease.  In addition, Dr. Burger serves on the Board of Directors of Trinity
        Biotech plc, based in Dublin, Ireland; and has been involved as a
        Board member or as co-founder of seven other biotech companies.

    --  Paulson originally joined the firm in 1972 and has served in various positions since that time.  Currently, he is Senior Vice
        President of Proprietary Trading, and is tasked with overseeing the trading of the firm's own investment accounts and advising senior management on market dynamics and trends that may affect or impact the value of its holdings.  He previously served as the
        Company's Head Trader for more than 20 years and has served as a member of Paulson Investment Company, Inc.'s Board of Directors
        since 1994.  Paulson is the eldest son to the Company's founder and Chairman, Chester "Chet" Paulson.

Paulson will host a teleconference on Monday, March 31, 2008, beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company's 2007 financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 800-218-8862. For those unable to participate at that time, a replay of the teleconference can be accessed domestically by dialing 800-405-2236 and enter the passcode 11110652#. The replay will be available for 30 days.

FINANCIAL CHARTS TO FOLLOW

     Paulson Capital Corp. and Subsidiary Consolidated Balance Sheets

                                                          December 31,
                                                    -----------------------
                                                        2007       2006
                                                    ----------- -----------

Assets
  Cash and cash equivalents                         $    43,619 $   219,341
  Receivable from clearing organization              11,702,341   7,748,968
  Notes and other receivables                         1,563,530   1,651,002
  Income taxes receivable                                     -     304,695
  Trading securities, at market value                12,037,368   2,363,824
  Investment securities, at market or estimated fair
   value                                              8,157,546  19,542,643
  Underwriter warrants, at estimated fair value      16,373,000   5,650,000
  Prepaid and deferred expenses                         939,371     711,827
  Furniture and equipment, at cost, net of
   accumulated depreciation and amortization of
   $862,616 and $747,759                                196,333     271,766
                                                    ----------- -----------
    Total Assets                                    $51,013,108 $38,464,066
                                                    =========== ===========

Liabilities and Shareholders' Equity
  Accounts payable and accrued liabilities          $ 3,240,877 $   570,823
  Payable to clearing organization                    2,463,413           -
  Compensation, employee benefits and payroll taxes   2,065,972     954,981
  Securities sold, not yet purchased, at market value    36,259      17,244
  Income taxes payable - current                      1,369,710           -
  Income taxes payable - long-term                      297,000           -
  Deferred revenue                                      375,000     475,000
  Underwriter warrants-employee and independent
   contractor, at Estimated fair value                  651,000           -
  Deferred income taxes                               1,821,000   1,670,000
                                                    ----------- -----------
    Total Liabilities                                12,320,231   3,688,048

Commitments and Contingencies                                 -           -

Shareholders' Equity
  Preferred stock, no par value; 500,000 shares
   authorized; none issued                                    -           -
  Common stock, no par value; 20,000,000 shares
   authorized; shares issued and outstanding:
   6,037,150 and 6,179,011                            1,972,319   1,920,293
  Retained earnings                                  36,720,558  32,855,725
                                                    ----------- -----------
    Total Shareholders' Equity                       38,692,877  34,776,018

                                                    ----------- -----------
    Total Liabilities and Shareholders' Equity      $51,013,108 $38,464,066
                                                    =========== ===========

 Paulson Capital Corp. and Subsidiary Consolidated Statement of Operations
                                 (Audited)

                                                    For the Year Ended
                                                       December 31,
                                                --------------------------
                                                     2007        2006
                                                ------------  ------------
Revenues
  Commissions                                   $ 17,007,481  $ 15,724,699
  Corporate finance                                6,032,172     5,035,929
  Investment income (loss)                         3,108,278    (6,345,099)
  Trading income (loss)                            3,535,042    (1,337,726)
  Interest and dividends                             100,430        77,845
  Other                                              257,265       307,936
                                                ------------  ------------
                                                  30,040,668    13,463,584

Expenses
  Commissions and salaries                        15,773,679    14,984,974
  Underwriting expenses                              451,601       457,974
  Rent, telephone and quotation services           1,209,065     1,205,000
  Professional fees                                  771,894       784,150
  Bad debt expense                                   218,692         5,280
  Travel and entertainment                           244,285       284,661
  Advertising and promotion expense                  239,942       187,417
  Settlement expense                                 604,712       396,282
  Depreciation and amortization                      114,857       103,129
  Other                                            2,706,177     2,361,144
                                                ------------  ------------
                                                  22,334,904    20,770,011
                                                ------------  ------------

Income (loss) before income taxes                  7,705,764    (7,306,427)

Income tax expense (benefit):
  Current                                          2,773,000     1,294,000
  Deferred                                           151,000    (3,738,000)
                                                ------------  ------------
                                                   2,924,000    (2,444,000)
                                                ------------  ------------

Net income (loss)                               $  4,781,764  $ (4,862,427)
                                                ============  ============

Basic net income (loss) per share               $       0.78  $      (0.79)
                                                ============  ============

Diluted net income (loss) per share             $       0.78  $      (0.79)
                                                ============  ============

Shares used in per share calculations:
  Basic                                            6,114,636     6,179,858
                                                ============  ============
  Diluted                                          6,124,490     6,179,858
                                                ============  ============

About Paulson Capital Corporation

Paulson Capital Corporation is the parent company to Paulson Investment Company, Inc. Headquartered in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chester "Chet" Paulson in 1970, it has managed or underwritten 163 securities offerings and has generated more than $1.2 billion for client companies. The firm's enduring success stems from its ability to recognize emerging industry trends and for supporting emerging companies pioneering positive change and advancements in those related markets.

Through three corporate managed offices and 41 branch offices based throughout the U.S., Paulson Investment Company aims to earn and build trust with retail and select institutional investors through highly customized financial portfolio management, diversified financial products and service offerings and effective administration and execution of investment strategies that specifically address individual risk tolerance levels. In addition, Paulson's brokerage clients look to the firm for compelling new investment ideas in the small and emerging growth markets.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
or
Daniel Conway
Chief Strategy Officer
Elite Financial Communications Group
407-585-1080
plcc@efcg.net